Exhibit 3.1
NEW YORK MORTGAGE TRUST, INC.

ARTICLES OF AMENDMENT

New York Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

    FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that, at the Effective Time (as defined below), the Corporation’s name shall be changed to Adamas Trust, Inc. and by deleting existing Article 2 in its entirety and substituting in lieu thereof a new article to read as follows:

“ARTICLE 2
NAME
The name of the corporation (which is hereinafter called the “Corporation”) is:
Adamas Trust, Inc.”
    SECOND: These Articles of Amendment shall be effective at 12:01 a.m., eastern time, on September 3, 2025 (the “Effective Time”).
    THIRD: The information required by Section 2-607(b)(2)(i) of the MGCL is not changed by these Articles of Amendment.

    FOURTH: The amendments to the Charter as set forth above have been duly approved by a majority of the Board of Directors of the Corporation as required by the MGCL. Pursuant to Section 2-605(a)(1) of the MGCL, no stockholder approval was required.

    FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Chief Financial Officer and Secretary on this 14th day of August, 2025.

ATTEST:		NEW YORK MORTGAGE TRUST, INC.
By:	/s/ Kristine R. Nario-Eng	By:	/s/ Nicholas Mah
Name:	Kristine R. Nario-Eng	Name:	Nicholas Mah
Title:	Chief Financial Officer and Secretary	Title:	President